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                                 [LETTERHEAD]




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                                                  Arthur Andersen LLP

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June 10, 1998                                     Suite 1300
                                                  711 Louisiana Street
                                                  Houston, TX 77003-2786
Mr. Michael Loy                                   713 237 2323
HomeUSA, Inc.
Three Riverway, Suite 630
Houston, Texas 77056


Dear Mr. Loy:

You have requested our opinion as to certain U.S. federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), resulting from the Agreement and Plan of Merger (the "Agreement"), dated February 17, 1998 by and among Fleetwood Enterprises, Inc., a Delaware corporation ("Fleetwood"), HUSA Acquisition Company, a Delaware corporation and wholly owned subsidiary of Fleetwood ("HUSA") and HomeUSA, Inc., a Delaware corporation ("HomeUSA"). Pursuant to the terms of the Agreement and at the Effective Time, HomeUSA will merge with and into HUSA, with HUSA becoming the surviving corporation. At the Effective Time, each share of HomeUSA common stock, par value $0.01 per share, will be converted into the right to receive the Merger Consideration as more fully discussed in Article II, Section 2.01 of the Agreement. This opinion is being rendered pursuant to
Section 6.03(c) of the Agreement.

Terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement and/or the Registration Statement of Form S-4 of Fleetwood (the "Registration Statement"), dated May 20, 1998.

We have not considered any nonincome tax, state, local or foreign income tax consequences, and, therefore, do not express any opinion regarding the treatment that would be given the merger by the applicable authorities on any nonincome tax or any state, local or foreign tax issues. We also express no opinion on nontax issues, such as corporate law or securities law matters, including, but not limited to, all securities law disclosure requirements.

In rendering our opinion, we have relied upon the facts, information, assumptions and representations as contained in the Agreement and Registration Statement, including all attachments thereto. We have also relied on additional representations made by the management of Fleetwood, HUSA, and HomeUSA. We have assumed that these facts, information, assumptions and representations are complete and accurate and have not independently audited or otherwise verified any of these facts, information, assumptions or representations.

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                               [LETTERHEAD]

Mr. Michael Loy
Page 2
June 10, 1998


A misstatement or omission of any fact or a change or amendment in any of the facts, information, assumptions or representations we have relied upon may require a modification of all or a part of this opinion.

Our opinion is as of the date of the Proxy Statement/Prospectus. Pursuant to the Agreement we will update this opinion, if necessary, as of the Closing Date. Any change or amendment in any of the facts, information, assumptions or representations we have relied upon as of the date of the Proxy Statement/Prospectus may require a modification of all or a part of this opinion as of the Closing Date.

The conclusions set forth below are based upon the Code, the Treasury Regulations, and existing administrative and judicial interpretations thereof as of the date of the Proxy Statement/Prospectus, all of which are subject to change. All section references are to the Code unless otherwise stated. If there is a change in the Code, the Treasury Regulations or public rulings thereunder, the current Internal Revenue Service (the "Service") rulings or releases, or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be re-evaluated in light of any such changes. We have no responsibility to update this opinion for events, transactions, changes in the above-listed law and authority or circumstances occurring after the Closing Date.


This opinion is solely for the benefit of HomeUSA and its stockholders and is not intended to be relied upon by any other parties. Although you do hereby have our express consent to inform Fleetwood and HUSA of our opinion by including copies of this letter as an exhibit to the Plan of Merger and as an exhibit in the Registration Statement and by making reference to us and our opinion in the Proxy Statement/Prospectus forming a part of the Registration Statement, we assume no responsibility for any tax consequences to them. Instead, each of these parties should consult and rely upon the advice of his/her counsel, accountant or other tax advisor. Except to the extent expressly permitted hereby, and without the prior written consent of this firm, this letter may not be quoted in whole or in part or otherwise referred to in any documents or delivered to any other person or entity.


We are of the opinion, based upon our interpretation of the Code, the Treasury regulations, existing administrative and judicial interpretations thereof and the foregoing facts, information, assumptions and representations, all assumed to be accurate as of the date hereof, that, for U.S. federal income tax purposes:

     (i) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.

     (ii) Fleetwood, HUSA and HomeUSA will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

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                               [LETTERHEAD]

Mr. Michael Loy
Page 3
June 10, 1998


This opinion is not binding on the Service or the courts. There can be no assurance that the Service or the courts will not take positions contrary to the position expressed herein. The opinion expressed herein reflects our assessment of the probable outcome of litigation and other adversarial proceedings based solely on an analysis of the existing U.S. federal income tax authorities relating to the issues.


Very truly yours,